Exhibit 99.1

IXYS Corporation Reports Results for the Fourth Quarter and Fiscal Year Ended March 31, 2014

Highlights:

  Net revenues for the fiscal year ended March 31, 2014 were $336.3 million, an increase of $56.3 million, or 20.1%, from the prior fiscal year.
  Net revenues for the fiscal quarter ended March 31, 2014 were $89.9 million, an increase of $23.0 million, or 34.4%, from the fiscal quarter ended March 31, 2013.
  March 2014 quarter net revenues were up from the December 2013 quarter, proving to be the fifth consecutive quarter of revenue growth.
  Gross profit for the quarter ended March 31, 2014 was $25.4 million, or 28.2% of net revenues, as compared to gross profit of $18.4 million, or 27.6% of net revenues, for the same quarter in the prior fiscal year.
  IXYS declared a $0.03 per share dividend on February 7, 2014, marking the sixth consecutive quarter of dividends.

MILPITAS, Calif.--(BUSINESS WIRE)--June 4, 2014--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its fourth quarter and fiscal year ended March 31, 2014.

Net revenues for the quarter were $89.9 million, up $23.0 million, or 34.4%, from $66.9 million in net revenues for the March 31, 2013 quarter. Sequentially, March 31, 2014 quarter net revenues were up from the December 31, 2013 quarter net revenues, marking the fifth consecutive quarter of revenue growth.

For the twelve months ended March 31, 2014, IXYS reported net revenues of $336.3 million, an increase of $56.3 million, or 20.1%, as compared with net revenues of $280.0 million for the same period in the prior fiscal year.

“Revenues have been rising steadily over the past several quarters, with broad-based global sales growth. Our cross-selling efforts have been rewarded, as customers are seeking more products from IXYS – from high power semiconductors to power management microcontrollers. Our business model is working; sales are expected to increase as global macroeconomic conditions continue to improve,” commented Dr. Nathan Zommer, CEO and Founder of IXYS.

Net income for the quarter ended March 31, 2014 was $132,000, or $0.00 per diluted share, an increase of $2.0 million from the March 31, 2013 quarter, which showed a net loss of $1.9 million, or $0.06 loss per share.

The March 31, 2014 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $4.0 million, or $0.13 per diluted share, which was an increase of $5.0 million, as compared to the non-GAAP net loss of $958,000, or $0.03 loss per diluted share, for the same period in the prior fiscal year.

Net income for the twelve months ended March 31, 2014 was $6.0 million, or $0.19 per diluted share, as compared to net income of $7.6 million, or $0.24 per diluted share, for the same period in the prior fiscal year.

For the twelve months ended March 31, 2014, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $18.4 million, or $0.58 per diluted share, as compared to non-GAAP net income of $12.1 million, or $0.38 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended March 31, 2014 was $25.4 million, or 28.2% of net revenues, as compared to gross profit of $18.4 million, or 27.6% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the twelve months ended March 31, 2014 was $100.2 million, or 29.8% of net revenues, as compared to gross profit of $84.9 million, or 30.3% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $98.8 million at March 31, 2014.

Adjusted EBITDA, which excludes stock-based compensation expense, was $10.3 million and $39.1 million, respectively, for the quarter and fiscal year ended March 31, 2014.

In the March 2014 quarter, the company declared a $0.03 per share dividend, highlighting the sixth consecutive quarter of dividends.

“We are starting to see signs of recovery in Europe and Asia, and the stability in the United States is continuing. Our balance sheet continues to be strong and our stockholders’ equity has grown to more than $270 million. Customers worldwide have resumed purchasing trends, and demand for IXYS products has increased; however, our optimism must be mitigated by ongoing market volatility. Therefore, we expect revenues in the June 2014 quarter to be slightly higher than revenues in the March 2014 quarter,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter and year ended March 31, 2014, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the March 31, 2014 quarter and year to exclude the impact of amortization of intangible assets and stock compensation expenses, results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA for the March 31, 2014 quarter and year reflects the exclusion of amortization, depreciation and stock compensation expense, all non-cash charges, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to demand for our products, our business model, expectations for increasing sales, global macroeconomic conditions, regional economic conditions, purchasing trends and our revenues in the June 2014 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended December 31, 2013. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$98,775	$107,430
Accounts receivable, net	45,707	37,752
Inventories, net	93,028	83,829
Prepaid expenses and other current assets	9,520	7,328
Deferred income taxes	7,975	7,167
Total current assets	255,005	243,506
Plant and equipment, net	50,569	51,995
Other assets	53,292	13,128
Deferred income taxes	24,316	24,847

Total assets	$383,182	$333,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,468	$2,458
Current portion of notes payable to bank	1,028	15,956
Accounts payable	15,684	12,822
Accrued expenses and other current liabilities	50,166	16,992
Total current liabilities	69,346	48,228
Capitalized lease and other long term obligations, net of current portion	27,659	15,310
Pension liabilities	15,545	16,330
Total liabilities	112,550	79,868

Common stock	380	379
Additional paid-in capital	147,508	140,604
Retained earnings	117,715	115,718
Accumulated other comprehensive income	5,029	(3,093)
Stockholders' equity	270,632	253,608

Total liabilities and stockholders' equity	$383,182	$333,476

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months
	March 31,		March 31,
	2014	2013	2014	2013

Net revenues	$89,895	$66,884	$336,330	$280,014
Cost of goods sold	64,506	48,452	236,120	195,134
Gross profit	25,389	18,432	100,210	84,880
Operating expenses:
Research, development and engineering	7,850	7,273	30,884	28,022
Selling, general and administrative	11,329	9,839	41,983	39,287
Amortization of intangibles	3,425	561	10,521	2,244
Total operating expenses	22,604	17,673	83,388	69,553
Operating income	2,785	759	16,822	15,327
Other income (expense), net	(192)	(722)	(3,363)	(645)

Income before income tax provision	2,593	37	13,459	14,682
Provision for income tax	2,461	1,942	7,413	7,034
Net income (loss)	$132	$(1,905)	$6,046	$7,648

Net income (loss) per share - basic	$0.00	$(0.06)	$0.19	$0.25

Weighted average shares used in per share calculation - basic	31,308	30,857	31,146	31,025

Net income (loss) per share - diluted	$0.00	$(0.06)	$0.19	$0.24

Weighted average shares used in per share calculation - diluted	32,160	30,857	31,916	31,695

Reconciliation of net income to Non-GAAP net income
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net income (loss)	$132	$(1,905)	$6,046	$7,648

Amortization of intangible assets	3,425	561	10,521	2,244
Stock compensation expense	489	386	1,810	2,243
Non-GAAP net income (loss)	$4,046	$(958)	$18,377	$12,135

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Net income (loss) per share, diluted	$0.00	$(0.06)	$0.19	$0.24

Amortization of intangible assets	0.11	0.02	0.33	0.07
Stock compensation expense	0.02	0.01	0.06	0.07
Non-GAAP net income (loss) per share, diluted	$0.13	$(0.03)	$0.58	$0.38

Weighted average shares used in per share calculation, diluted	32,160	30,857	31,916	31,695

Adjusted EBITDA

	Qtr Ended	Year Ended
	Mar. 31, 2014	Mar. 31, 2014
Net income	$132	$6,046

Add:
Income tax expense	2,461	7,413
Interest expense	427	1,579
Depreciation and amortization	6,568	21,274
Share-based employee compensation	752	2,785
Adjusted EBITDA	$10,340	$39,097

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President and CFO